EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Cleveland BioLabs to Respond to Department of Defense Request for Proposal and Completes $30 Million Private Placement

Protectan CBLB502 Meets DoD Requirements for Protection of GI Tract, Safety, Stability and Method of Administration;
RFP Outlines Procurement Range of 50,000-500,000 Doses

Cleveland, OH - March 19, 2007 -- Cleveland BioLabs, Inc. (NASDAQ:CBLI; Boston Stock Exchange: CFB), today announced that it intends to respond to a Request for Proposal (RFP) recently issued by The Department of Defense (DoD) for the Advanced Development of Medical Radiation Countermeasures (MRC) to treat gastrointestinal effects of acute radiation syndrome. The Company also announced the closing of a private placement for approximately $30 million with accredited investors, which will enable fulfillment of the requirements of the RFP as well as advancement of the Company’s pipeline of compounds.

Dr. Michael Fonstein, Chief Executive Officer and President of Cleveland BioLabs stated, “We look forward to submitting our Protectan CBLB502 compound as a candidate for this contract. We believe CBLB502’s unique abilities to mitigate the damaging effects of ionizing radiation on the gastrointestinal system as well as demonstrate significant survival benefits are ideally suited to the DoD’s requirements. Moreover, the compound’s safety profile, stability and method of administration all conform to the preferences outlined by the RFP.”

“We plan to complete current Good Manufacturing Practices (cGMP)-compliant manufacturing by fall 2007 and submit an Investigational New Drug (IND) application for a human safety study later this year,” added Dr. Fonstein. “If development continues on track, we expect to file an application for final approval of CBLB502 with the U.S. Food and Drug Administration (FDA) in mid to late 2008.”

According to the RFP, “The objective of the MRC project is to develop a post-exposure MRC through a Phase 1 clinical trial and, pending successful completion of the Phase 1 clinical trial, develop the MRC product through approval/licensure with the FDA and procure quantities of the MRC sufficient to achieve Initial Operational Capability (IOC). A range of 50,000 to 500,000 doses was specified to achieve IOC. The RFP stated that the MRC “must be safe, efficacious, quick acting, free from performance-decrementing side effects, relatively non-invasive, approved by the FDA, compatible with current military countermeasures, and usable in both the battlespace and the sustaining base.”

The solicitation specifically seeks a “drug/biologic intended for use after exposure occurs.  It is anticipated that the countermeasure, when administered following exposure to ionizing radiation (IR), will decrease incapacity and prolong survival by treating the gastrointestinal (GI) syndrome of Acute Radiation Syndrome (ARS).  Specifically, when administered following exposure to IR, the countermeasure should either prevent/reduce the extent of incipient radiation injury or promote repair of manifest radiation injury to allow preservation/restoration of the anatomic integrity and normal physiologic functioning of the GI tract.”

Cleveland BioLabs’s lead compound, Protectan CBLB502, has demonstrated effectiveness as a radiation countermeasure when administered up to 2 hours prior to exposure or up to 8 hours after. CBLB502 is the first compound to provide protection from both gastrointestinal and hematopoietic (bone marrow/blood production) radiation-induced damage. The compound does not display toxicity at therapeutic doses.

The Department of Defense’s RFP may be publicly accessed from the following URL: http://www.smdc.army.mil/Contracts/RFP/07-R-0002/MedRad.html.

Responses to the RFP are due by April 23, 2007.

On March 16, 2007, Cleveland BioLabs completed a $30 million private placement of approximately 4,288,712 shares of its Series B Convertible Preferred Stock and Series B Warrants to purchase approximately 2,144,356 shares of the Company’s Common Stock. Deutsche Bank Securities Inc. served as exclusive financial advisor to Cleveland BioLabs in connection with this transaction.

Dr. Fonstein said, “This private placement provides us with two years of working capital and enables us to fulfill the requirements of the DoD’s RFP as well as move forward with the development of our pipeline, including our three lead candidates for radiation protection, cancer treatment and stem cell proliferation.”

Cleveland BioLabs, Inc has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the Common Stock issuable upon conversion or exercise of the Series B Preferred or Warrants, as applicable, within 90 days of closing.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries about programmed cell death to treat cancer and protect normal tissues from exposure to radiation and other stresses. The Company has strategic partnerships with the Cleveland Clinic Foundation, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Research Radiobiology Institute. To learn more about Cleveland BioLabs Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in our Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 8, 2006.

Contact:
The Global Consulting Group
Rachel Levine
T: (646) 284-9439
E: rlevine@hfgcg.com